Exhibit 99.2

SurgiCare, Inc.
Fourth quarter and FY 2002 teleconference script
Monday, Mar. 31, 2003, 4:30 p.m. EST


Terry McWilliams:
Thank you and good afternoon. I'm Terry McWilliams, and I want to welcome those who are participating in SurgiCare's teleconference and those who are listening to our webcast from the Internet. If you have not seen our earnings release, you may access it from our website or call Tonya Jacobson at 713-973-6675 and we'll have it faxed or emailed to you.

This afternoon President and CEO Keith LeBlanc will discuss highlights of the fourth quarter and fiscal 2002. Chief Financial Officer Phil Scott will review the financials. Then Mr. LeBlanc will wrap things up with an overview of the company's priorities for 2003. At the close of their remarks, there will be a question and answer session.

Before we begin, let me remind you that we will be discussing certain subjects that may contain forward-looking information. All forward-looking statements are based on our current view of the world, and are made pursuant to the Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in our discussions. More information about risks and


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other  factors  that could  affect  projected  results is  available in our filings with the Securities and Exchange Commission.

With that, I will turn it over to CEO Keith LeBlanc for his remarks.

Keith LeBlanc:

Thank you, Terry, and good afternoon everyone.

Let me first say that we are making good progress toward turning around this company and in implementing a robust growth strategy for the future. As many of you know, when I came in as CEO last September, immediate steps were required to stabilize the company's condition and put it into the position where we could even begin thinking about growth.

We've accomplished a lot in the last six months to build the infrastructure for growth. We think that fourth quarter results confirm the validity of SurgiCare's concept and its niche within the healthcare business.

SurgiCare was founded in order to own and manage free-standing ambulatory surgery centers in partnership with physicians. The fourth quarter


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caseload at SurgiCare  facilities reached  approximately 3,400, or about 23 percent higher than the year-ago quarter in 2001.

Because of our conservative approach toward revenue recognition, the caseload increase hasn't fully translated to the top line. We lowered our estimates for reimbursement from third-party payers, which had the effect of reducing revenues. As a result, fourth-quarter 2002 revenues were $3.1 million, or 9.3 percent greater than revenues of $2.8 million during the year-ago quarter.

For the same reason, 2002's full-year revenues were down slightly to $11.6 million from $12.3 million, even as case volumes increased strongly over the previous year.

We have also been conservative about the likelihood of collecting receivables from doubtful accounts, and we increased the provision related to those accounts. Those and other expenses related to our restructuring were key factors behind the fourth quarter net loss of $392,000, or 2 cents per basic share. For the year, the loss was $8.85 million, or 56 cents per basic share.

We believe we now have all the major restructuring charges behind us. That allows us as management


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to continue to refine the company's  operations while concentrating on what is needed strategically to foster growth.

I will address those issues and actions after our CFO, Phil Scott, provides detail about the quarter and the year, and how our balance sheet looks. Phil?

Phil Scott

As Keith mentioned, for the fourth quarter, net revenues were $3.06 million. Net income was a loss of $392,000 or 2 cents per share. However, operating income was a positive $16,000. Interest expense accounted for $480,000 in the quarter. Net income exclusive of one-time, non-cash charges, and taxes was a slight loss of $17,000.

For the year, revenues were $11.6 million. Net income was a loss of $8.85 million. However, operating income was only a loss of $417,000 before non-cash bad debt adjustments. Interest expense accounted for $1.36 million for the year. Net income for the year before one-time, non-cash charges, and income tax benefits was only a loss of $1.06 million.

For 2002, revenues per case were $1,514, against $2,336 reported in 2001. Revenues were lower because we increased our estimates of insurance contractual allowances.


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Direct surgical costs were 46.6 percent of revenue in 2002, compared with 34.8 percent of revenue in 2001.

General and administrative costs were 107 percent of revenue for the full year. G&A was impacted by our decision to write off additional doubtful accounts. Doubtful accounts represented 49.8 percent of revenues for the entire fiscal year. Other expenses that impacted G&A included professional and consulting fees paid in conjunction with the halted acquisition activities and the work to raise capital and restructure our balance sheet.

Full year 2002 figures include the $1.98 million cost of terminating the agreement to acquire Aspen Healthcare, Inc., the $170,000 loss on the sale of the company's 20 percent interest in Bayside Surgical Partners, and a non-cash charge of $1.5 million to write-down the valuation of property that was acquired last June.

There was a $17,000 federal income tax provision in the fourth quarter. The company received a $1.6 million federal tax benefit in 2002, against a $593,000 expense in 2001.

In terms of liquidity, we have been focusing our efforts on improving our financial flexibility and come into full compliance


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with our lenders.  DVI,  our senior  creditor,  has extended a  forbearance agreement with SurgiCare until June 30, 2003. From September, 2002 through February, 2003, we have paid down nearly $1.4 million dollars in debt to DVI. At the end of 2002 the company had $262,000 in cash and equivalents on hand, current assets of $2.7 million, fixed and other assets of $16.4 million, against current liabilities of $11.2 million, and total liabilities of $11.7 million.

We have renegotiated credit arrangements, and took interim steps to infuse operations with cash. In December the company received a $1 million equity investment through a private placement as part of a restructuring of the Preferred Series AA shares. In addition, the company completed a private placement in January that raised $1.2 million. This money was raised primarily from existing partner physicians, management and local Houston physicians. Approximately 76% of the raise came from these physicians in our primary market that either currently do business with us or would like to do business with us. We are currently working on another $2-3 million debt or equity placement to finish our balance sheet restructure.

We have also been working to secure a $25 million equity line of credit with possible capital partners to provide the company flexibility to pursue growth opportunities. We are in the later stages of these discussions with several parties.


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That's the overall picture of where the company stood financially at the end of
2002. I'll be happy to answer any questions in our Q&A session. With that, I'd like to turn it back to Keith for his closing remarks.

Keith LeBlanc:

Thank you, Phil. While we have navigated through an assortment of difficulties to get to where we are today, the majority of the work is complete. I am truly optimistic about SurgiCare's direction and what we can achieve.
Why am I optimistic?

-    We have a strong and growing core business

- Second, we have made significant progress on important financial and capital structure issues.

- Third, we have taken steps to strengthen our organization and our physician relationships

- Fourth, there are significant opportunities for growth in this market, several of which we are in active negotiation with.

First, our core business of ambulatory surgical centers. It is strong. As you have seen for the fourth quarter, case volume has increased nicely. We expect it to continue to perform well.


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The overall market for outpatient  surgical procedures has been growing and that's expected to continue. The primary driving factors of cost-containment and technology will continue to contribute to overall growth in the outpatient market.

Phil talked about our focus on the balance sheet and our capital position. We have made much progress, and capital access remains a high priority for our short-term success and long-term growth.

We have taken many steps to strengthen SurgiCare's organization and positioning for future growth. We engaged The Hall Group to speak with our leading physicians and in turn, have developed a program that will focus on high standards of customer service while strengthening our relationships with our partner physicians. This physician think tank will continue to assist in the structure of our product as we grow.

With the assistance of Bandy-Carroll-Hellige, we are completing a total re-branding inclusive of our logo, mission and vision, web page, marketing, and investor relations. This project will be completed and unveiled at the annual Federal Ambulatory Surgery Association meeting in Boston in early May. We are restructuring our investor relations and have terminated our relationship with CEOCast. The new IR program


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will be complete  within the next 30 days. In the meantime  please  contact
Tonya Jacobson at the corporate office.

In addition to our ASC acquisition and development, we think it makes sense to expand into imaging centers when they're clustered with existing facilities. We also expect to enter the short-stay surgical hospital arena in the near future. Progress has been made on all three fronts. We expect to enter the imaging business adjacent to one of our surgery centers within the next 60 days. It is SurgiCare's mission to become the physicians partner of choice for outpatient healthcare delivery.

As you can see, there has been a very intense level of activity at SurgiCare. We are maximizing our opportunities for the short-term, and we're positioning our company for longer-term growth. Upon completion of the restructure and capitalization, our goal is to obtain accretive acquisitions or development projects that follow our strategic growth plan. Through the addition of new ASCs, imaging centers, and surgical hospitals, SurgiCare's target is to generate revenues of $18-22 million by the end of 2003.

For the first quarter of 2003, the core business has remained stable. And we expect the financial results to look a lot like they did for the fourth quarter, with improvement as we move forward through the year.


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Before we go to Q&A, I wanted to mention an issue that we will be filing in our form 10-K. The company will be reporting to the Securities and Exchange Commission of our findings of possible irregularities, regarding the issuance of common shares in the first two quarters of 2002, involving prior management. We felt it was necessary to get this issue before them. Because of the legal issues involved, I cannot go into any additional details beyond what will be filed in the 10-K within the next week or two. But I can say that it's our intent to have this matter resolved and behind us as expediently as possible.

I will be happy to answer any questions that you may have.


((Q&A - operator introduces questioners))

Terry McWilliams:
If there are no further questions, I want to thank you for participating today, and we look forward to our next teleconference with you to discuss first quarter 2003 results.

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